Exhibit k.3.

STAFFING AGREEMENT

THIS STAFFING AGREEMENT (“Agreement”) is made and entered into as of the      day of             , 2013, by and among StoneCastle Partners, LLC (“SCP”), StoneCastle Cash Management, LLC (“SCCM” and, together with SCP, the “SCP Affiliates”) and StoneCastle Asset Management LLC (“SAM”).

WHEREAS, SCCM and SAM are registered investment advisers that are wholly-owned subsidiaries of SCP; and

WHEREAS, SAM is entering into a management agreement (the “Management Agreement”) with StoneCastle Financial Corp., a newly organized Delaware corporation (“SCFC”) established to continue and expand the business of SCP and its affiliates (including SCCM) making investments in community banks located throughout the United States; and

WHEREAS, SAM desires to utilize certain officers, employees and resources of the SCP Affiliates in order to conduct its operations and perform its duties and obligations to SCFC under the Management Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Parties agree as follows:

1. Term: The term of this Agreement shall commence on             , 2013 (“Effective Date”) and shall continue in effect for five (5) years through             , 2018. This Agreement will automatically renew for consecutive one (1) year renewal terms unless either party provides written notice of its intent not to renew to the other party at least sixty (60) days in advance of a renewal term, or unless earlier terminated in accordance with Section 2 below.

2. Termination:

2.1 Either party may terminate this Agreement without cause upon one hundred eighty (180) days written notice to the other party.

2.2 If either party breaches a material provision of this Agreement, the other party may terminate upon thirty (30) days’ written notice to the breaching party in the event that the breach is not cured within the thirty (30) day period.

2.3 In the event SAM is no longer under contractual obligation to provide investment advisory services to SCFC under the Management Agreement, this Agreement shall be automatically terminated.

3. Investment Personnel and Office Staff Services: The SCP Affiliates on a full-time basis employ a number of officers, senior management personnel and experienced investment professionals (together referred to as “Investment Personnel”) and back office personnel and administrative personnel (together referred to as “Office Staff”). The SCP Affiliates shall provide, on a shared basis, the following Investment Personnel and Office Staff and services to SAM:

3.1 For such time per week as mutually agreed among SAM and the SCP Affiliates, each of the SCP Affiliates shall provide access to SAM to its Investment Personnel who shall provide investment services to SAM necessary for SAM to fulfill its duties and obligations to SCFC as described under Section 2 of the Management Agreement.

3.2 For such time per week as mutually agreed among SAM and the SCP Affiliates, each of the SCP Affiliates shall provide access to SAM to its Office Staff who shall provide administrative services to SAM necessary for SAM to fulfill its duties and obligations to SCFC as described under Section 3 of the Management Agreement.

3.3 For such time per week as mutually agreed among SAM and the SCP Affiliates, each of the SCP Affiliates shall provide access to SAM to its officers, management and employees (including without limitation the Investment Personnel and the Office Staff) who shall provide such other services to SAM necessary for SAM to conducts its business operations and activities, including without limitation maintaining its legal existence; maintaining its registration as an investment adviser with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and ensuring SAM’s compliance with the rules and regulations of the SEC promulgated thereunder.

3.4 The SCP Affiliates shall provide such technological support, office space, office supplies, and other resources reasonably required by SAM in connection with the services to be provided by the Investment Personnel and the Office Staff to SAM.

4. Training: In order for the Investment Personnel and the Office Staff to be able to provide services hereunder, such Investment Personnel and Office Staff may be required to participate in various SCP training activities (e.g., compliance, credit, etc.). The parties agree that the Investment Personnel and Office Staff shall undergo such required training at mutually agreeable times at the expense of the SCP Affiliates.

5. Fee: In consideration of the Investment Personnel and the Office Staff being provided by the SCP Affiliates to SAM, SAM shall pay an annual services fee (the “Fee”) in an amount to be mutually agreed by SCP and SAM immediately prior to the commencement of each year during the term of this Agreement

6. Insurance: The SCP Affiliates shall purchase (directly or indirectly) and keep in full force and effect at their own cost such following insurance coverage with companies of recognized responsibility and authorized to do business in New York as is standard and customary for businesses engaged in the provision of investment advisory services, which shall include:

6.1 Occurrence based Professional Liability insurance covering personal and bodily injury and contractual liability;

6.2 Occurrence based Commercial General Liability insurance, including coverage for bodily injury, personal injury, property damage (including loss of use thereof) and contractual liability;

6.3 Workers’ Compensation, including Employer’s Liability coverage and Disability Insurance at levels established by applicable State Laws for their respective employees.

7. Indemnity: Each party agrees to indemnify, defend and hold harmless the other party, its officers, directors, trustees, members, managers, contractors and employees, from and against any and all liability, suits, claims, losses, damages and expenses (including reasonable attorneys’ fees) to the extent that they arise in connection with such person’s performance of its duties and obligations under this Agreement and from any material breach by a party, its officers, directors, trustees, members, managers, contractors or employees of its obligations hereunder or from any negligent or willful misconduct by a party, its officers, directors, trustees, members, managers, contractors, or employees.

8. Confidential Information: All business and professional documents prepared or maintained by the SCP Affiliates in connection with the services performed on behalf of SAM are the sole property of the respective SCP Affiliate and constitute confidential information. SAM shall not, during or at any time after the term of this Agreement, in whole or in part, disclose to any person or entity, or, for SAM’s own purposes or for the benefit of any other person or entity, make use of, any of the information contained in this Agreement, any confidential information concerning the nature or operations of any SCP Affiliate, or any information contained in any of the above-referenced business or professional for any reason or purpose whatsoever, unless pursuant to a court order that has been reviewed and verified by SCP’s attorney, or in order to properly perform the SAM’s duties under this Agreement. The covenants contained in this Section shall survive the termination of this Agreement.

9.	Miscellaneous:

9.1 This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior verbal and written agreements, negotiations, proposals, and representations and statements with respect thereto and may not be modified or amended except by an instrument in writing signed by the parties.

9.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party.

9.3 It is understood that the parties are independent contractors engaged in the operation of their own respective business, and neither party is the agent or employee of the other party, and shall not have the authority to bind the other party. This Agreement is not intended and shall not be construed or deemed to create a partnership, joint venture, association taxable as a corporation, or agency relationship.

9.4 Each party reciprocally represents to the other that it will, at all times during the term hereof, fully comply with all federal, state, and local laws, rules, and regulations concerning the services contemplated hereunder.

9.5 All notices pertaining to this Agreement must be sent via confirmed facsimile, email or certified or registered mail to each of the parties hereto at the principal offices of such entity.

9.6 All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of New York. The parties hereby consent to the jurisdiction and venue of the courts of the State of New York and the Federal District Court for the Southern District of New York with respect to any legal proceeding arising with respect to this Agreement.

9.7 Any provision prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective, without effecting any other provision hereof. To the extent that the provisions of any such law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement and enforceable in accordance with its terms.

9.8 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

StoneCastle Cash Management, LLC	StoneCastle Asset Management LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

StoneCastle Partners, LLC

By:
Name:
Title:
Date: